PRESS RELEASE
                              For Immediate Release

Atlantic BancGroup, Inc. announces second quarter financial information.

JACKSONVILLE BEACH, FLORIDA, July 30, 2004

Atlantic BancGroup, Inc. (Nasdaq: ATBC), the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces second quarter 2004 financial results.

Atlantic BancGroup, Inc. reports that it posted net income of $310,000 for the second quarter of 2004, an increase of $18,000 or 6% over the same period of 2003. Fully diluted earnings per share increased from $0.23 in the second quarter of 2003 to $0.24 for the second quarter of 2004. For the first six months of 2004, net income of $504,000 was recorded as compared with $490,000 for the same period in 2003, an increase of $14,000 or 3%. Fully diluted earnings per share increased from $0.39 for the first six months of 2003 to $0.40 for the six months ended June 30, 2004.

Consolidated total assets at June 30, 2004, reached $170.7 million, an increase of 21% over the period end June 30, 2003. Consolidated deposits and consolidated net loans grew 26% and 27%, respectively, over the same period with consolidated deposits at $132.2 million and consolidated net loans at $110.1 million at June 30, 2004.

Atlantic BancGroup is a publicly traded bank holding company, trading on the Nasdaq Small Cap Market, symbol ATBC.





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